UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): 02/11/2026

OLENOX INDUSTRIES INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38037	95-4463937
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(I.R.S. Employer Identification Number)

1207, Building C N FM 3083 Rd E

Conroe, TX 77304

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: 646-240-4235

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01	SGBX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 11, 2026 (the “Effective Date”), Olenox Industries Inc. (the “Company”) executed a settlement agreement (the “Settlement”) with Michael McLaren (the “Note Holder”), to settle the outstanding balance owed to the Note Holder pursuant to a convertible promissory note (the “Note”) between the Note Holder and the Company’s subsidiary Olenox Corp., a Wyoming corporation. Per the terms of the Settlement, the Company will issue 626,325 shares of restricted common stock of the Company, par value $0.01 (the “Settlement Shares”) to settle the balance due under the Note in full. Under the terms of the Settlement, the Note Holder agrees to waive and release any and all claims against the Company relating to the Note. The foregoing description of the Settlement is qualified in its entirety by reference to the full text of the Settlement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein in its entirety by reference.

On February 11, 2026 (the “Effective Date”), Olenox Industries Inc. (the “Company”) executed a settlement agreement (the “Settlement”) with Michael McLaren (the “Shareholder”), to resolve and settle any and all actual or potential claims that the Shareholder may have with regard to the Shareholder’s shares of Company Series A Non-Voting Convertible Preferred Stock (the “Preferred Shares”). Per the terms of the Settlement, the Company will issue 585,000 shares of restricted common stock of the Company, par value $0.01 (the “Settlement Shares”) and the Shareholder shall surrender to the Company 39,000 Preferred Shares held by Shareholder. Under the terms of the Settlement, the Note Holder agrees to waive and release any and all claims against the Company relating to the Preferred Shares. The foregoing description of the Settlement is qualified in its entirety by reference to the full text of the Settlement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein in its entirety by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 16, 2026, the Board appointed Ambassador Paula J. Dobriansky as a director of the Company to fill a board seat vacancy. Ambassador Dobriansky will serve until the date of the Company’s 2025 Annual Meeting of Shareholders, and until her successor is duly elected and qualified.

As a non-employee director, Ambassador Dobriansky will participate in the Company’s previously disclosed non-employee director compensation program, which consists of: (i) an annual cash retainer of $40,000 which is paid in quarterly installments, (ii) an annual cash retainer of $10,000 per committee chair position held, and (ii) an annual equity grant of restricted stock units under the Company’s Stock Incentive Plan with a grant date value of approximately $50,000 that will vest quarterly over two years, subject to continued service as a director through such date. In connection with her appointment, Ambassador Dobriansky will receive a pro-rata portion of each to reflect the fact that she was appointed in February 2026.

A brief description of the qualifications and experiences of Ambassador Dobriansky is set forth below:

Ambassador Paula J. Dobriansky, age 70, was appointed as a director of the Company on February 3, 2026. Ambassador Dobriansky is a foreign policy expert and diplomat specializing in national security affairs, is Vice Chair of the Atlantic Council’ Scowcroft Center for Strategy & Security and Senior Fellow, Harvard University Belfer Center. She brings over 30 years of government and international experience across senior levels of diplomacy, business, and defense. She was Senior Vice President and Global Head of Government and Regulatory Affairs at Thomson Reuters and held the Distinguished National Security Chair at the U.S. Naval Academy. Her high-level government positions include Under Secretary of State for Global Affairs, President’s Envoy to Northern Ireland (for which she received the Secretary of State’s highest honor — the Distinguished Service Medal, and National Security Council Director of European and Soviet Affairs. A member of the Council on Foreign Relations and the American Academy of Diplomacy, Dobriansky also served on the Defense Policy Board, the Secretary of State’s Foreign Policy Board and as Chair of ExIm Bank’s Council on China Competition. She has a BSFS summa cum laude from Georgetown University School of Foreign Service and an MA and Ph.D. in Soviet political/military affairs from Harvard University. She has received high-level international recognition from the governments of Poland, Ukraine, Hungary, Romania, Lithuania and Colombia and is the recipient of five honorary degrees.

There are no family relationships between Ambassador Dobriansky and any of the Company’s directors or executive officers. In addition, as set forth above, Ambassador Dobriansky is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
10.1	Settlement Agreement, dated February 11, 2026, by and between Olenox Industries Inc. fka Safe & Green Holdings Corp. and Michael McLaren
10.2	Settlement Agreement, dated February 11, 2026, by and between Olenox Industries Inc. fka Safe & Green Holdings Corp. and Michael McLaren
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLENOX INDUSTRIES INC.

Dated: February 18, 2026	By:	/s/ Michael McLaren
		Name:	Michael McLaren
		Title:	Chief Executive Officer

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